Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226
Contact:
Mark R. Gerke
Chief Financial Officer
414.459.4012
markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL INCREASES CASH DIVIDEND BY 50 PERCENT

Wauwatosa, Wis. — 12/23/2016 — On December 22, 2016 the Board of Directors of Waterstone Financial, Inc. (NASDAQ: WSBF) declared a cash dividend of $0.12 per common share, which represents a 50 percent, or $0.04, increase over the dividend paid during the prior quarter.

"This dividend increase reflects the continued strength of the company's operations and our ongoing commitment to create value and return capital to our shareholders," said Doug Gordon, President and CEO of Waterstone Financial, Inc.

The dividend is payable on February 2, 2017 to shareholders of record at the close of business on January 10, 2017.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield and West Allis, Wisconsin and a commercial lending branch in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which offers mortgage banking offices in 22 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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